Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-1 SEC File No. 333-167883 of International Monetary Systems, Ltd. and the related prospectuses of our audit report dated March 20, 2010 with respect to the consolidated balance sheets at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows of International Monetary Systems. Ltd. and its subsidiaries for the years ended December 31. 2009 and 2008 appearing in the Form 10-K for the year ended December 31, 2009.

/s/ WEBB & COMPANY, P.A.
WEBB & COMPANY, P.A. Certified Public Accountants

Boynton Beach, Florida
December 7, 2010

1501 Corporate Drive, Suite 150 • Boynton Beach, FL 33426
Telephone: (561) 752-1721 • Fax: (561) 734-8562
www.cpawebb.com